Exhibit 10.13

                      Amendments to 1994 Stock Option Plan

a. The Plan name is hereby changed to the "LeCroy Corporation (CATC) 1994 Stock Option Plan."

b. The following definitions appearing Section 2 are each hereby amended to read in its entirety as set forth below:

     "(c) Committee means the Compensation Committee of the Board."

     "(f) Company means LeCroy Corporation."

c.   Section 3 is hereby amended to read in its entirety as follows:

     "Subject to the provisions of Section II of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 550,000 multiplied by the Conversion Ratio as defined in the Agreement and Plan of Merger by and among this Corporation, Cobalt Acquisition Corporation and Computer Access Technology Corporation dated as of September 1, 2004. The shares may be authorized but unissued, or reacquired Common Stock."

     "If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan."

d.   Section 4(b) is hereby amended to read in its entirety as follows:

     "The Plan shall be administered by the Committee, provided, that the Board by resolution duly adopted may at any time or from time to time determine to assume any or all of the functions of the Committee under the Plan, and during the period of effectiveness of any such resolution, references herein to the "Committee" shall mean the Board acting in such capacity."

e.   Section 5 is hereby amended by adding at the end thereof a new subsection
     (e), to read in its entirety as follows:

     "No Incentive Options shall be granted hereunder after the assumption of this Plan by the Corporation pursuant to the Agreement and Plan of Merger by and among this Corporation, Cobalt Acquisition Corporation and Computer Access Technology Corporation, dated as of September 1, 2004, unless the Plan shall thereafter have been approved by the stockholders of the Corporation in a manner and at a time satisfying Section 422 of the Code."

f.   Section 11(c) is hereby amended to read in its entirety as follows:

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                  "(c)  Merger. In the event of a merger of the Company
         with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger, the option confers the right to purchase, for each Share of Optioned Stock subject to the Option immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger."